UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 27, 2026

SOMNIGROUP INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Delaware	001-31922	33-1022198
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Crescent Ct. Suite 700
Dallas, Texas  75201
(Address of principal executive offices) (Zip Code)

(800) 878-8889
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.01 par value	SGI	New York Stock Exchange

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

Amendment No. 5 to the Credit Agreement

On July 27, 2026, Somnigroup International Inc. (the “Company”), Tempur-Pedic Management, LLC and Somnigroup Management, LLC (the “Additional Borrowers”) and certain subsidiaries of the Company (the “Subsidiary Guarantors”) entered into Amendment No. 5 (“Amendment No. 5”) among several banks and other financial institutions party thereto (the “2026 Refinancing Term A Lenders”) and Bank of America, N.A., as administrative agent, to the Company's 2023 Credit Agreement dated as of October 10, 2023 (as amended, supplemented or otherwise modified as of the effective date of Amendment No. 5, including by Amendment No. 5, the “Credit Agreement”), among several banks and other financial institutions party thereto and Bank of America, N.A., as administrative agent.

Amendment No. 5 provides for (i) a term loan A in the aggregate principal amount of $1,200.0 million (the “Term A Loans”) and (ii) an incremental revolving commitment in the aggregate principal amount of $510.0 million (the “Incremental Revolving Commitments”). The proceeds of the Term A Loans were used to refinance in full the Initial Term A Loans, including the 2024 Delayed Draw Term A Loans (each as defined in the Credit Agreement), outstanding under the Credit Agreement, and for general corporate purposes. Any amounts borrowed under the Incremental Revolving Commitments shall be available for general corporate purposes. After giving effect to Amendment No. 5, the aggregate principal amount of commitments under the Company’s revolving credit facility (including the Incremental Revolving Commitments, the “Revolving Credit Facility”) was $1,700.0 million.

The maturity date of the Term A Loans is July 27, 2031. At the Company’s or an Additional Borrower’s election, loans made under credit facilities established pursuant to the Credit Agreement will bear interest at either (i) a base rate plus an applicable margin of 0.125% to 0.875%, (ii) a “Term Benchmark” rate (a Term SOFR rate as defined in the Credit Agreement) plus an applicable margin of 1.125% to 1.875% or (iii) an “RFR Loan” rate (a Daily Simple SOFR rate as defined in the Credit Agreement) plus an applicable margin of 1.125% to 1.875%. In each of the foregoing cases, the applicable margin is based on the Company’s Consolidated Total Leverage Ratio (as defined in the Credit Agreement) as of the most recent fiscal quarter.

Pursuant to Amendment No. 5, the maturity date of the Revolving Credit Facility was extended to July 27, 2031.

In connection with Amendment No. 5, the Company prepaid an aggregate principal amount of $700.0 million of the outstanding 2025 Refinancing Term B Loans (as defined in the Credit Agreement) (including accrued and unpaid interest in respect thereof).

Amendment No. 5 also amends the Credit Agreement to, among other things, (i) make certain modifications in connection with the Company’s anticipated acquisition of Leggett & Platt, Incorporated and (ii) subject to certain conditions, provide for the release of collateral and guarantees securing the obligations under the Credit Agreement upon the Company’s achievement of an Investment Grade Rating (as defined in the Credit Agreement).

The above description of Amendment No. 5 is not complete and is qualified in its entirety by reference to the full text of Amendment No. 5, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Some of the lenders under the Credit Agreement and their affiliates have various relationships with the Company involving the provision of financial services, including other credit facilities with affiliates of the Company, cash management, investment banking, trust and other services.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 7.01. Regulation FD Disclosure.

On July 27, 2026, the Company issued a press release regarding the credit facilities. The press release is being furnished with this Current Report on Form 8-K as Exhibit 99.1 and is hereby incorporated herein by reference.

The information provided in this Item 7.01 (including Exhibit 99.1) shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference in any filing made by the Company pursuant to the Securities Act of 1933, as amended, other than to the extent that such filing incorporates by reference any or all of such information by express reference thereto.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description
10.1+
Amendment No. 5 dated as of July 27, 2026 by and among Somnigroup International Inc., as parent borrower, Tempur-Pedic Management, LLC and Somnigroup Management LLC, as additional borrowers, the subsidiary guarantors party thereto, each lender party thereto, and Bank of America, N.A., as administrative agent.

99.1	Press Release dated July 27, 2026 titled “Somnigroup Announces Refinancing of Credit Facilities”.
104	Cover page interactive data file (embedded within the Inline XBRL document)

+ Pursuant to Item 601(a)(5) of Regulation S-K, schedules and similar attachments to this exhibit have been omitted because they do not contain information material to an investment or voting decision and such information is not otherwise disclosed in such exhibit. The Company will supplementally provide a copy of any omitted schedule or similar attachment to the U.S. Securities and Exchange Commission or its staff upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  July 27, 2026

Somnigroup International Inc.

By:	/s/ Bhaskar Rao
Name:	Bhaskar Rao
Title:	Executive Vice President & Chief Financial Officer